Exhibit 99.1

Lincoln Educational Services Corporation Reports Seventh Consecutive Quarter of Student Start Growth and Improved Operating Performance During Second Quarter; Remains on Target to Achieve Full Year 2019 Profitability

Conference call today at 10 a.m. ET

•	Total revenue increased 4% to $63.6 million; same school revenue up 6.6%.
•	Same school average student population rose approximately 5.8%.
•	Same school student starts increased approximately 3.6%.
•	Reiterates 2019 guidance.

WEST ORANGE, N.J., August 14, 2019 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the second quarter and six months ended June 30, 2019.

“Lincoln has now delivered seven consecutive quarters of student start growth and with the solid momentum of our business we are positioned to extend this trend during the second half of 2019,” commented Scott Shaw, President and Chief Executive Officer.  “We are successfully navigating the tight labor market by working with our corporate partners to enhance the student experience, while our focused marketing initiatives are attracting students seeking training for well-paying careers.  As a result of our achievements to date and expected performance for the second half of the year, we are reiterating our previous guidance for student start growth, net income and EBITDA for the full year.”

SECOND QUARTER FINANCIAL RESULTS HIGHLIGHTS:

•	Total revenue for the second quarter increased by $2.5 million, or 4%, to $63.6 million. Revenue on a same school basis increased by 6.6%, or $3.9 million.

•
Total student starts rose 2.5%, while same school student starts rose 3.6%.  Transportation and Skilled Trades segment starts were up approximately 3.5% and Healthcare and Other Professions segment starts increased 3.7%.  These increases represent nearly two years of consistent student start growth.

•
Educational services and facilities expense decreased by $0.4 million, or 1.4%, to $29.8 million.  The expense reductions were primarily due to the Transitional segment, which accounted for $1.2 million in cost savings partially offset by $0.8 million of increased instructional expenses related to our continued growth in student population in addition to increases in instructor salaries.

•
Selling general and administrative expense increased by $1.4 million, or 4.2%, to $35.9 million.  Excluding the Transitional segment, which had cost reductions of $1.1 million, selling, general and administrative expenses would have increased $2.6 million.  This increase was primary driven by additional bad debt expense, marketing expense and sales expense.  Increased bad debt expense was a result of a growing student population, which drove an increase in accounts receivable and the correlating bad debt expense.  Marketing and sales increases were a result of initiatives implemented during the quarter designed to continue to drive start growth during the second half of the year.

•	Operating loss improved by $1.4 million during the current quarter to $2.1 million from $3.5 million in the second quarter of 2018.

•	Net loss for the quarter decreased by $1 million to $3.1 million, or $0.12 per share, as compared to $4.1 million, or $0.17 per share, for the prior year comparable period.

SECOND QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades Segment

Transportation and Skilled Trades segment revenue increased by $1.9 million, or 4.6%, to $44 million for the three months ended June 30, 2019, as compared to $42.1 million in the prior year comparable period.  The increase in revenue is due to continued student start growth which drove a 3.6% increase in average student population quarter over quarter.

Operating income increased $0.7 million, to $2.5 million from $1.7 million in the prior year comparable period.

Educational services and facilities expense increased $0.2 million, or 1% to $20.4 million for the three months ended June 30, 2019, as compared to $20.2 million in the prior year comparable period.

Selling general and administrative expense increased $1 million, or 4.9%, to $21.1 million for the three months ended June 30, 2019, from $20.1 million in the prior year comparable period.  Increased expenses were primarily due to additional investments in marketing during the quarter.

Healthcare and Other Professions Segment

Healthcare and Other Professions segment revenue increased by $2 million, or 11.3%, to $19.5 million as compared to $17.6 million in the prior year comparable period.  The increase in revenue was mainly due to a 10.3% increase in average student population, which is attributed to consistent start growth over the last 21 months.

Operating income increased by $0.3 million, to $1.8 million from $1.5 million in the prior year comparable period.

Educational services and facilities expense increased $0.6 million, or 6.9%, to $9.3 million for the three months ended June 30, 2019, from $8.7 million in the prior year comparable period.  The increase in expense was primarily driven by increased instructional expense and books and tools expense due to an increased student population quarter over quarter.

Selling general and administrative expense increased by $1.1 million, or 14.8%, to $8.4 million for the three months ended June 30, 2019 from $7.3 million in the prior year comparable period.  Increases in expense were primarily due to additional bad debt expense driven by an increased student population in addition to higher sales and marketing expenses. Investments in marketing expense are expected to yield continued student start growth over the next several quarters.

Transitional Segment

During the year ended December 31, 2018, one campus, the LCNE campus at Southington, Connecticut was categorized in the Transitional segment.  This campus has been fully taught out as of December 31, 2018 and financial information for this campus has been included in the Transitional segment for the period ending June 30, 2018.  As of June 30, 2019, no campuses have been categorized in the Transitional segment during 2019. There was no revenue for the three months ended June 30, 2019, and $1.5 million for the prior year period resulting in zero operating loss and $0.9 million operating loss for the three months ended June 30, 2019 and 2018 respectively.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $6.4 million for the three months ended June 30, 2019 as compared to $5.9 million in the prior year comparable period.

SIX MONTH FINANCIAL RESULTS
Revenue was $126.8 million for the six months ended June 30, 2019 versus $123 million in the comparable six month period of 2018.  Operating loss for the six months ended June 30, 2019 decreased by $2.8 million when compared against the comparable six month period of 2018.  Educational services and facilities expense decreased by $1 million, or 1.6%, to $59.7 million for the six months ended June 30, 2019 from $60.7 million in the comparable six month period of 2018. Selling, general and administrative expense increased $2.1 million, or 2.9%, to $74.1 million for the six months ended June 30, 2019 from $72 million in the comparable six month period of 2018.

Transportation and Skilled Trades segment revenue increased $3.5 million to $88.4 million for the six months ended June 30, 2019, versus $84.8 million in the comparable six month period of 2018.

Healthcare and Other Professions segment revenue increased $4.2 million to $38.5 million for the six months ended June 30, 2019, versus $34.3 million in the comparable six month period of 2018.

Transitional segment revenue was zero and $3.9 million for the six months ended June 30, 2019 and 2018 respectively.

2019 OUTLOOK

The Company is reiterating its full year 2019 guidance first provided on March 6, 2019 as follows:

•	Revenue and student starts are expected to increase 3% to 5% from the prior year, excluding the Transitional segment.

•	Net income and EBITDA are projected to be approximately $2 million and $12 million, respectively.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 2869606. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 2869606.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2019	2018	2019	2018

REVENUE	$63,569	$61,120	$126,833	$123,009
COSTS AND EXPENSES:
Educational services and facilities	29,749	30,179	59,728	60,682
Selling, general and administrative	35,913	34,471	74,062	72,002
Loss (gain) on disposition of assets	-	(7)	1	110
Total costs & expenses	65,662	64,643	133,791	132,794
OPERATING LOSS	(2,093)	(3,523)	(6,958)	(9,785)
OTHER:
Interest income	2	8	7	19
Interest expense	(829)	(539)	(1,386)	(1,112)
LOSS BEFORE INCOME TAXES	(2,920)	(4,054)	(8,337)	(10,878)
PROVISION FOR INCOME TAXES	144	50	194	100
NET LOSS	$(3,064)	$(4,104)	$(8,531)	$(10,978)
Basic
Net loss per share	$(0.12)	$(0.17)	$(0.35)	$(0.45)
Diluted
Net loss per share	$(0.12)	$(0.17)	$(0.35)	$(0.45)
Weighted average number of common shares outstanding:
Basic	24,555	24,486	24,545	24,313
Diluted	24,555	24,486	24,545	24,313

Other data:

EBITDA (1)	$(154)	$(1,435)	$(2,969)	$(5,597)
Depreciation and amortization	$1,939	$2,088	$3,989	$4,188
Number of campuses	22	23	22	23
Average enrollment	10,405	10,103	10,497	10,158
Stock-based compensation	$190	$52	$242	$481
Net cash provided by (used in) operating activities	$140	$(2,292)	$(10,782)	$(12,334)
Net cash used in investing activities	$(573)	$(1,328)	$(1,212)	$(1,796)
Net cash provided by (used in) financing activities	$1,238	$1,838	$(22,966)	$(28,853)

Selected Consolidated Balance Sheet Data:	June 30, 2019 (Unaudited)

Cash and cash equivalents	$6,489
Current assets	40,178
Working capital deficit	(22,581)
Total assets	154,898
Current liabilities	62,759
Long-term debt obligations, including current portion, net of deferred financing fees	26,014
Total stockholders' equity	31,868

As of June 30, 2019, total debt outstanding was $26.5 million comprised of $22.7 million under Facility 1 and a total year to date advance of $3.8 million under Facility 2 of our outstanding credit facility for working capital purposes.  Further, under the new term loan, principal payments are payable monthly from July through December each year to correspond to the seasonality of our business.  Accordingly, principal payments for 2019 will occur between the months of July through December.  The working capital advance of $3.7 million will be repaid in October of this year.

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and same school basis revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define same school basis revenue as Total Company revenue less the Transitional segment revenue.  EBITDA and same school revenue are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and same school basis revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA and same school basis revenue:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2019	2018	2019	2018

Net loss	$(3,064)	$(4,104)	$(8,531)	$(10,978)
Interest expense, net	827	531	1,379	1,093
Provision for income taxes	144	50	194	100
Depreciation and amortization	1,939	2,088	3,989	4,188
EBITDA	$(154)	$(1,435)	$(2,969)	$(5,597)

	Three Months Ended June 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2019	2018	2019	2018

Net income	$2,484	$1,740	$1,839	$1,543
Interest expense, net	-	-	-	-
Provision for income taxes	-	-	-	-
Depreciation and amortization	1,732	1,867	84	60
EBITDA	$4,216	$3,607	$1,923	$1,603

	Three Months Ended June 30, (Unaudited)
	Transitional		Corporate
	2019	2018	2019	2018

Net loss	$-	$(899)	$(7,387)	$(6,488)
Interest expense, net	-	-	827	531
Provision for income taxes	-	-	144	50
Depreciation and amortization	-	4	123	157
EBITDA	$-	$(895)	$(6,293)	$(5,750)

	Six Months Ended June 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2019	2018	2019	2018

Net income	$4,300	$2,416	$2,811	$1,917
Interest expense, net	-	-	-	-
Provision for income taxes	-	-	-	-
Depreciation and amortization	3,576	3,750	179	112
EBITDA	$7,876	$6,166	$2,990	$2,029

	Six Months Ended June 30, (Unaudited)
	Transitional		Corporate
	2019	2018	2019	2018

Net loss	$-	$(1,030)	$(15,642)	$(14,281)
Interest expense, net	-	-	1,379	1,093
Provision for income taxes	-	-	194	100
Depreciation and amortization	-	7	234	319
EBITDA	$-	$(1,023)	$(13,835)	$(12,769)

	Three Months Ended June 30, (Unaudited)
	Total Company	Total Company	% Change Same School Basis
	2019	2018	2019
Total Company Revenue	$63,569	$61,120
Less: Transitional Revenue	-	(1,473)
Revenue on Same School Basis	$63,569	$59,647	6.6%

	Six Months Ended June 30, (Unaudited)
	Total Company	Total Company	% Change Same School Basis
	2019	2018	2019
Total Company Revenue	$126,833	$123,009
Less: Transitional Revenue	-	(3,874)
Revenue on Same School Basis	$126,833	$119,135	6.5%

	Three Months Months Ended June 30,
	2019	2018	% Change
Revenue:
Transportation and Skilled Trades	$44,028	$42,085	4.6%
Healthcare and Other Professions	19,541	17,562	11.3%
Transitional	-	1,473	-100.0%
Total	$63,569	$61,120	4.0%

Operating Income (Loss):
Transportation and Skilled Trades	$2,484	$1,740	42.8%
Healthcare and Other Professions	1,839	1,542	19.3%
Transitional	-	(899)	100.0%
Corporate	(6,416)	(5,906)	-8.6%
Total	$(2,093)	$(3,523)	40.6%

Starts:
Transportation and Skilled Trades	2,028	1,959	3.5%
Healthcare and Other Professions	949	915	3.7%
Transitional	-	31	-100.0%
Total	2,977	2,905	2.5%

Average Population:
Transportation and Skilled Trades	6,827	6,592	3.6%
Healthcare and Other Professions	3,578	3,243	10.3%
Transitional	-	268	-100.0%
Total	10,405	10,103	3.0%

End of Period Population:
Transportation and Skilled Trades	7,195	6,975	3.2%
Healthcare and Other Professions	3,582	3,264	9.7%
Transitional	-	132	-100.0%
Total	10,777	10,371	3.9%

	Six Months Ended June 30,
	2019	2018	% Change
Revenue:
Transportation and Skilled Trades	$88,354	$84,832	4.2%
Healthcare and Other Professions	38,479	34,303	12.2%
Transitional	-	3,874	-100.0%
Total	$126,833	$123,009	3.1%

Operating Income (Loss):
Transportation and Skilled Trades	$4,300	$2,416	78.0%
Healthcare and Other Professions	2,811	1,918	46.6%
Transitional	-	(1,031)	100.0%
Corporate	(14,069)	(13,088)	-7.5%
Total	$(6,958)	$(9,785)	28.9%

Starts:
Transportation and Skilled Trades	3,849	3,765	2.2%
Healthcare and Other Professions	1,987	1,816	9.4%
Transitional	-	110	-100.0%
Total	5,836	5,691	2.5%

Average Population:
Transportation and Skilled Trades	6,935	6,610	4.9%
Healthcare and Other Professions	3,561	3,209	11.0%
Transitional	-	339	-100.0%
Total	10,497	10,158	3.3%

End of Period Population:
Transportation and Skilled Trades	7,195	6,975	3.2%
Healthcare and Other Professions	3,582	3,264	9.7%
Transitional	-	132	-100.0%
Total	10,777	10,371	3.9%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Media Relations: Tom Gibson, 201-476-0322